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Filed pursuant to Rule 424(b)(3)
Registration No. 333-91008

Prospectus Supplement No. 3 dated April 11, 2003
(To Prospectus dated July 29, 2002)

$381,488,000

Duane Reade Inc.

Senior Convertible Notes due 2022

        This document supplements the prospectus dated July 29, 2002, as amended and supplemented from time to time, relating to the resale by the holders of Senior Convertible Notes due April 16, 2022 and the shares of our common stock into which the notes are convertible.

        This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated July 29, 2002, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

        The following table sets forth information as of April 11, 2003, with respect to the selling security holders and the principal amounts of notes beneficially owned by each selling security holder that may be offered under the prospectus. This information is based on information provided by or on behalf of the selling security holders pursuant to questionnaires they have sent to us. No holder of the notes may sell the notes or shares without furnishing to us a questionnaire setting forth the information specified below.

        The selling security holders may offer all, some or none of the notes or common stock into which the notes are convertible. In addition, the selling security holders may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. No selling security holder beneficially owns one percent or more of our common stock assuming conversion of the selling security holders' notes, except as otherwise indicated in the table below.

        Information concerning the selling security holders may change from time to time, and any changed information will be set forth in additional supplements to the prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

        The table of selling security holders contained on pages 47-51 of the prospectus dated July 29, 2002 is hereby amended and replaced by the table set forth below.

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Shares of Common Stock Beneficially Owned	Common Stock Offered(2)	Notes Owned After Completion of Offering(3)	Common Stock Owned After Completion of Offering(3)	Material Relationship(4)
1976 Distribution Trust FBO A.R. Lauder / Zinterhofer	$16,000	226	226	-0-	—	None
1976 Distribution Trust FBO Jane A. Lauder	$30,000	424	424	-0-	—	None

(Continued on next page)

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Shares of Common Stock Beneficially Owned	Common Stock Offered(2)	Notes Owned After Completion of Offering(3)	Common Stock Owned After Completion of Offering(3)	Material Relationship(4)
2000 Revocable Trust FBO A.R. Lauder / Zinterhofer	$15,000	212	212	-0-	—	None
Advent Convertible Master Cayman L.P.	$9,914,000	140,050	140,050	-0-	—	None
AIG/National Union Fire Insurance	$1,325,000	18,718	18,718	-0-	—	None
Akela Capital Master Fund, Ltd.	$2,000,000	28,253	28,253	-0-	—	None
Allentown City Firefighters Pension Plan	$55,000	777	777	-0-	—	None
Allentown City Officers & Employees Pension Fund	$40,000	565	565	-0-	—	None
Allentown City Police Pension Plan	$64,000	904	904	-0-	—	None
Allstate Insurance Company	$1,200,000	16,952	16,952	-0-	—	None
Allstate Life Insurance Company	$600,000	8,476	8,476	-0-	—	None
Alpha U.S. Sub Fund 4, LLC	$1,811,000	25,583	25,583	-0-	—	None
Alpha U.S. Sub Fund VIII, LLC	$500,000	7,063	7,063	-0-	—	None
American Motorist Insurancy Company	$1,216,000	17,178	17,178	-0-	—	None
Arapahoe County Colorado	$118,000	1,667	1,667	-0-	—	None
Argent Classic Convertible Arbitrage Fund (Bermuda), Ltd.	$4,500,000	63,569	63,569	-0-	—	None
Argent Classic Convertible Arbitrage Fund L.P.	$1,000,000	14,127	14,127	-0-	—	None
Argent LowLev Convertible Arbitrage Fund LLC	$500,000	7,063	7,063	-0-	—	None
Argent LowLev Convertible Arbitrage Fund Ltd.	$2,000,000	28,253	28,253	-0-	—	None
Arkansas PERS	$1,675,000	23,662	23,662	-0-	—	None
Arlington County	$1,291,000	18,237	18,237	-0-	—	None
Atlantic Trust Company	$2,500,000	35,316	35,316	-0-	—	None
Bancroft Convertible Fund, Inc.	$1,725,000	24,368	24,368	-0-	—	None
Bank Austria Cayman Islands, Ltd.	$3,200,000	45,205	45,205	-0-	—	None
Bay County PERS	$345,000	4,874	4,874	-0-	—	None
Bear, Stearns & Co Inc.	$2,500,000	35,316	35,316	-0-	—	None
Bear Stearns International Limited (BSIL)	$5,000,000	70,633	70,633	-0-	—	None
Black Diamond Capital I, Ltd.	$975,000	13,773	13,773	-0-	—	None
Black Diamond Convertible Offshore, LDC	$6,464,000	91,314	91,314	-0-	—	None
Black Diamond Offshore Ltd.	$3,569,000	50,417	50,417	-0-	—	None
BNP Paribas Securities Corp. as agent for BNP Paribas London	$13,525,000	191,061	191,061	-0-	—	None
Boilermakers Blacksmith Pension Trust	$2,145,000	30,301	30,301	-0-	—	None
British Virgin Islands Social Security Board	$169,000	2,387	2,387	-0-	—	None
BTES—Convertible Arb	$1,500,000	21,190	21,190	-0-	—	None
BTOP—Growth vs Value	$9,000,000	127,139	127,139	-0-	—	None
Calamos Market Neutral Fund—Calamos Investment Trust	$7,500,000	105,949	105,949	-0-	—	None
Chrysler Corporation Master Retirement Trust	$9,710,000	137,168	137,168	-0-	—	None
CIBC World Markets	$500,000	7,063	7,063	-0-	—	None
CIBC World Markets (International) Arbitrage Corp.	$8,500,000	120,075	120,075	-0-	—	None
CitiCorp Life Insurance Company—Corporate	$14,000	198	198	-0-	—	None
City of New Orleans	$485,000	6,851	6,851	-0-	—	None
City University of New York	$291,000	4,111	4,111	-0-	—	None
Cobra Fund U.S.A. LP	$33,000	466	466	-0-	—	None

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Shares of Common Stock Beneficially Owned	Common Stock Offered(2)	Notes Owned After Completion of Offering(3)	Common Stock Owned After Completion of Offering(3)	Material Relationship(4)
Cobra Master Fund Ltd.	$217,000	3,065	3,065	-0-	—	None
Consulting Group Capital Markets Funds	$500,000	7,063	7,063	-0-	—	None
Deephaven Domestic Convertible Trading Ltd.	$9,000,000	127,139	127,139	-0-	—	None
Delaware Employees	$3,203,000	45,247	45,247	-0-	—	None
Delaware PERS	$2,365,000	33,409	33,409	-0-	—	None
Delta Air Lines Master Trust c/o Oaktree Capital Management, LLC	$2,505,000	35,387	35,387	-0-	—	None
Delta Air Lines Master Trust	$1,065,000	15,045	15,045	-0-	—	None
Delta Pilots D & S Trust	$1,250,000	17,658	17,658	-0-	—	None
Deutsche Bank Securities Inc.(5)	$27,100,000	382,828	382,828	-0-	—	None
Double Black Diamond Offshore LDC	$18,046,000	254,927	254,927	-0-	—	None
Duke Endowment	$410,000	5,792	5,792	-0-	—	None
Ellsworth Convertible Growth and Income Fund, Inc.	$1,725,000	24,368	24,368	-0-	—	None
F. R. Convt. Sec. Fn.	$240,000	3,390	3,390	-0-	—	None
Gaia Offshore Master Fund Ltd	$10,850,000	153,273	153,273	-0-	—	None
General Motors Welfare Benefit Trust	$500,000	7,063	7,063	-0-	—	None
Goldman Sachs and Company	$1,852,000	26,162	26,162	-0-	—	None
Grace Brothers Management, LLC	$3,500,000	49,443	49,443	-0-	—	None
Grace Brothers, Ltd.	$2,000,000	28,253	28,253	-0-	—	None
Grady Hospital Foundation	$256,000	3,616	3,616	-0-	—	None
HFR Convertible Arbitrage Account	$1,974,000	27,886	27,886	-0-	—	None
ICI American Holdings Trust	$865,000	12,219	12,219	-0-	—	None
Independence Blue Cross	$763,000	10,779	10,779	-0-	—	None
KBC Financial Products (Cayman Islands)(6)	$25,500,000	360,226	360,226	-0-	—	None
KBC Financial Products USA Inc.	$2,000,000	28,253	28,253	-0-	—	None
Lehman Brothers Inc.	$6,000,000	84,759	84,759	-0-	—	None
Lincoln National Convertible Securities Fund	$1,500,000	21,190	21,190	-0-	—	None
Local Initiatives Support Corporation	$95,000	1,342	1,342	-0-	—	None
Louisiana CCRF	$470,000	6,639	6,639	-0-	—	None
Lyxor	$4,959,000	70,053	70,053	-0-	—	None
Lyxor Master Fund	$1,650,000	23,309	23,309	-0-	—	None
Lyxor Master Fund Ref: Argent/LowLev CB	$1,000,000	14,127	14,127	-0-	—	None
McMahan Securities Co. L.P.	$1,922,000	27,151	27,151	-0-	—	None
Merrill Lynch Insurance Group	$616,000	8,702	8,702	-0-	—	None
Merrill Lynch, Pierce, Fenner & Smith Inc.	$6,236,000	88,093	88,093	-0-	—	None
Microsoft Corporation	$3,215,000	45,417	45,417	-0-	—	None
Minnesota Power and Light	$172,000	2,430	2,430	-0-	—	None
Morgan Stanley Dean Witter Convertible Securities Trust	$3,000,000	42,380	42,380	-0-	—	None
Motion Picture Industry Health Plan—Active Member Fund	$580,000	8,193	8,193	-0-	—	None
Motion Picture Industry Health Plan—Retiree Member Fund	$360,000	5,086	5,086	-0-	—	None
Municipal Employees	$437,000	6,173	6,173	-0-	—	None

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Shares of Common Stock Beneficially Owned	Common Stock Offered(2)	Notes Owned After Completion of Offering(3)	Common Stock Owned After Completion of Offering(3)	Material Relationship(4)
Nabisco Holdings	$118,000	1,667	1,667	-0-	—	None
National Benefit Life Insurance Company	$8,000	113	113	-0-	—	None
New Orleans Firefighters Pension / Relief Fund	$262,000	3,701	3,701	-0-	—	None
Occidental Petroleum Corporation	$502,000	7,092	7,092	-0-	—	None
OCM Convertible Trust	$5,465,000	77,201	77,201	-0-	—	None
Ohio Bureau of Workers Compensation	$331,000	4,676	4,676	-0-	—	None
Ondeo Nalco	$250,000	3,532	3,532	-0-	—	None
Partner Reinsurance Company Ltd.	$1,895,000	26,770	26,770	-0-	—	None
Peoples Benefit Life Insurance Company Teamsters	$9,500,000	134,202	134,202	-0-	—	None
Policemen and Firemen Retirement System of the City of Detroit	$1,201,000	16,966	16,966	-0-	—	None
Primerica Life Insurance Company	$331,000	4,676	4,676	-0-	—	None
Pro-mutual	$1,439,000	20,328	20,328	-0-	—	None
Prudential Insurance Co. of America	$235,000	3,320	3,320	-0-	—	None
Qwest Occupational Health Trust	$480,000	6,781	6,781	-0-	—	None
Ramius Capital Group	$465,000	6,569	6,569	-0-	—	None
Ramius, L.P.	$250,000	3,532	3,532	-0-	—	None
Raytheon Phoenix Fund	$847,000	11,965	11,965	-0-	—	None
RCG Baldwin, L.P.	$500,000	7,063	7,063	-0-	—	None
RCG Halifax Master Fund, Ltd.	$1,385,000	19,565	19,565	-0-	—	None
RCG Latitude Master Fund, Ltd.	$2,350,000	33,197	33,197	-0-	—	None
RCG Multi-Strategy, L.P.	$3,850,000	54,387	54,387	-0-	—	None
Retail Clerks Pension Trust	$500,000	7,063	7,063	-0-	—	None
RJR Reynolds	$270,000	3,814	3,814	-0-	—	None
Royal Bank of Canada	$2,000,000	28,253	28,253	-0-	—	None
S.A.C. Capital Associates, LLC.	$3,000,000	42,380	42,380	-0-	—	None
Sage Capital	$225,000	3,178	3,178	-0-	—	None
Shell Pension Trust	$1,433,000	20,243	20,243	-0-	—	None
Southern Farm Bureau Life Insurance	$1,400,000	19,777	19,777	-0-	—	None
St. Albans Partners Ltd.	$5,000,000	70,633	70,633	-0-	—	None
Starvest Combined Portfolio	$1,375,000	19,424	19,424	-0-	—	None
State Employees' Retirement Fund of the State of Delaware	$3,665,000	51,774	51,774	-0-	—	None
State of Connecticut Combined Investment Funds	$7,550,000	106,655	106,655	-0-	—	None
State of Maryland Retirement Agency	$6,174,000	87,217	87,217	-0-	—	None
State of Oregon—Equity	$7,601,000	107,376	107,376	-0-	—	None
Susquehanna Capital Fund	$8,500,000	120,075	120,075	-0-	—	None
Syngenta AG	$410,000	5,792	5,792	-0-	—	None
Tag Associates	$216,000	3,051	3,051	-0-	—	None
TD Securities (USA) Inc.	$19,000,000	268,404	268,404	-0-	—	None
Tempo Master Fund LP	$10,000,000	141,265	141,265	-0-	—	None
The Coast Fund L.P.	$2,000,000	28,253	28,253	-0-	—	None
The Grable Foundation	$179,000	2,529	2,529	-0-	—	None
The Travelers Indemnity Company	$797,000	11,259	11,259	-0-	—	None
The Travelers Insurance Company—Life	$603,000	8,518	8,518	-0-	—	None
The Travelers Insurance Company—Separate Account TLAC	$31,000	438	438	-0-	—	None
The Travelers Life and Annuity Company	$41,000	579	579	-0-	—	None

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Shares of Common Stock Beneficially Owned	Common Stock Offered(2)	Notes Owned After Completion of Offering(3)	Common Stock Owned After Completion of Offering(3)	Material Relationship(4)
Travelers Series Trust Convertible Bond Portfolio	$175,000	2,472	2,472	-0-	—	None
Tribeca Investments, LLC	$4,000,000	56,506	56,506	-0-	—	None
Trustmark Insurance Company	$666,000	9,408	9,408	-0-	—	None
UFJ Investments Asia Limited	$1,000,000	14,127	14,127	-0-	—	None
Vanguard Convertible Securities Fund, Inc.	$8,825,000	124,666	124,666	-0-	—	None
Victory Capital Management as Investment Advisor for the Victory Convertible Fund	$500,000	7,063	7,063	-0-	—	None
Wachovia Securities Inc.	$15,000,000	211,898	211,898	-0-	—	None
White River Securities L.L.C.	$10,000,000	141,265	141,265	-0-	—	None
Wolverine Trading	$1,000,000	14,127	14,127	-0-	—	None
Worldwide Transactions Ltd.	$946,000	13,364	13,364	-0-	—	None
Writers Guild—Industry Health Fund (Boomer Fund)	$140,000	1,978	1,978	-0-	—	None
Yield Strategies Fund I, L.P.	$1,500,000	21,190	21,190	-0-	—	None
Yield Strategies Fund II, L.P.	$1,500,000	21,190	21,190	-0-	—	None
Zazove Convertible Arbitrage Fund L.P.	$1,000,000	14,127	14,127	-0-	—	None
Zeneca Holdings Trust	$580,000	8,193	8,193	-0-	—	None
Zurich Institutional Benchmark Master Fund Ltd.	$500,000	7,063	7,063	-0-	—	None

(1)
Total principal amount at maturity of the notes of the selling security holders listed is more than $381,488,000 because certain of the selling security holders may have transferred the notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to the prospectus. The maximum principal amount at maturity of the notes that may be sold under the prospectus will not exceed $381,488,000.

(2)
Represents shares of common stock issuable upon conversion of the notes that are beneficially owned and offered by the selling security holder. The number of shares issuable upon conversion is subject to adjustment under certain circumstances.

(3)
Assumes that all of the notes and/or all of the common stock into which the notes are convertible are sold.

(4)
Includes any position, office or other material relationship which the selling security holder has had within the past three years with Duane Reade Inc. or any of its predecessors or affiliates.

(5)
Deutsche Bank Securities Inc. will beneficially own approximately 1.3% of our common stock, assuming conversion of all of the selling security holders' notes and based on the 23,947,742 shares of common stock outstanding as of October 24, 2002.

(6)
KBC Financial Products (Cayman Islands) will beneficially own approximately 1.2% of our common stock, assuming conversion of all of the selling security holders' notes and based on the 23,947,742 shares of common stock outstanding as of October 24, 2002.

        See the "Risk Factors" section beginning on page 6 of the prospectus to read about factors you should consider before purchasing the notes or our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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Prospectus Supplement No. 3 dated April 11, 2003 (To Prospectus dated July 29, 2002)
$381,488,000 Duane Reade Inc. Senior Convertible Notes due 2022